Exhibit 99.1

Enerpac Tool Group Reports Fourth Quarter Fiscal 2022 Results

Announces Fiscal 2023 Guidance

Fourth Quarter of Fiscal 2022 Continuing Operations Highlights*

  Net sales were $152 million, with a 10% year-over-year increase in core sales driven by continued strong demand; the strengthening of the US dollar reduced sales by 6%, year over year
  GAAP operating margin was 8.6% and adjusted operating margin was 17.9%
  Adjusted EBITDA margin was 21.1%
  GAAP diluted earnings per share (“EPS”) was $0.20 and adjusted diluted EPS was $0.37
  Cash flow from operations of $45 million and free cash flow of $43 million
  Leverage (Net Debt to Adjusted EBITDA) was 0.9x at August 31, 2022
  Purchased approximately 2.0 million shares for a total of approximately $39 million under the share repurchase program announced in March 2022

*This news release contains financial measures in accordance with US Generally Accepted Accounting Principles (“GAAP”) in addition to non-GAAP financial measures. Reconciliations of the GAAP to non-GAAP financial measures can be found in the tables accompanying this release.

MILWAUKEE--(BUSINESS WIRE)--September 28, 2022--Enerpac Tool Group Corp. (NYSE: EPAC) (the “Company”) today announced results for its fiscal fourth quarter ended August 31, 2022.

“We exited fiscal 2022 with increased demand in both our product and service businesses, as well as solid core sales growth in two of our four regions,” said Paul Sternlieb, Enerpac Tool Group’s President & CEO. “We are pleased with our team’s performance in the quarter and the momentum that we are building, despite the continued difficult macroeconomic environment and ongoing supply chain challenges.”

Mr. Sternlieb continued, “During the fourth quarter, we delivered on our topline, adjusted EBITDA and cash flow initiatives across the Company, and we broke the typical fourth quarter seasonal sales trend, with sequential growth over the third quarter on a constant currency basis. At the same time, we continued to make important progress on our ASCEND transformation program, with an emphasis on delivering profitable growth as we move into fiscal 2023 and beyond. Our strong cash flow and adjusted EBITDA performance in the quarter allowed us to continue to deploy capital through share repurchase, consistent with our capital allocation strategy, and reduce our leverage ratio.”

Consolidated Results from Continuing Operations
(US$ in millions, except per share)
	Three Months Ended		Twelve Months Ended
	August 31, 2022	August 31, 2021	August 31, 2022	August 31, 2021
Net Sales	$151.8	$145.4	$571.2	$528.7
Net Income	$11.4	$6.5	$20.7	$40.2
Diluted Earnings Per Share	$0.20	$0.11	$0.35	$0.67
Adjusted Diluted Earnings Per Share	$0.37	$0.19	$0.83	$0.63
  Consolidated net sales for the fourth quarter of fiscal 2022 were $151.8 million compared to $145.4 million in the prior year fourth quarter. Core sales improved 10% year over year, with product sales up 12% and service revenues up 3%. The impact from foreign currency exchange rates reduced net sales by 6% in the quarter compared to the prior year.
  Fiscal 2022 fourth quarter net income and diluted earnings per share were $11.4 million and $0.20, respectively, compared to net income and diluted EPS of $6.5 million and $0.11, respectively, in the fourth quarter of fiscal 2021. Fiscal 2022 fourth quarter net income included:
    Restructuring charges of $3.0 million ($2.1 million, or $0.04 per share, after tax) attributable to ASCEND initiatives;
    ASCEND transformation program charges (“ASCEND charges”) of $9.8 million ($7.4 million, or $0.13 per share, after tax) primarily related to the use of external services for support in the design and implementation of the program;
    Impairment and divestiture charges of $1.3 million ($1.3 million, or $0.02 per share, after tax) attributable to the Other operating segment; and
    Tax benefits related to leadership transition and board search charges ($0.5 million, or $0.01 per share, after tax) and previously recorded business review charges ($0.4 million, or $0.01 per share, after tax).
  Fiscal 2021 fourth quarter net income included an impairment and divestiture charge of $5.7 million ($5.1 million, or $0.08 per share, after tax) attributable to the Other operating segment.
  Excluding the items detailed above, adjusted diluted EPS was $0.37 for the fourth quarter of fiscal 2022 compared to $0.19 in the comparable prior year period.
  Consolidated net sales for the twelve months ended August 31, 2022 were $571.2 million, compared to $528.7 million in the comparable prior year period. Core sales increased 11% year over year, while the net impact of foreign currency reduced net sales 3%.
  Fiscal 2022’s net income and diluted EPS for the twelve months ended August 31, 2022 were $20.7 million and $0.35, respectively, compared to net income and diluted EPS of $40.2 million and $0.67, respectively, in the comparable prior year period.
  Fiscal 2022’s adjusted EBITDA for the twelve months ended August 31, 2022 was $84.4 million (inclusive of a $13.2 million accounts receivable reserve previously noted in our second and third quarter earnings release) compared to $74.7 million in the comparable prior year period.

Industrial Tools & Services (IT&S)
(US$ in millions)
	Three Months Ended		Twelve Months Ended
	August 31, 2022	August 31, 2021	August 31, 2022	August 31, 2021
Net Sales	$139.7	$134.8	$527.3	$493.1
Operating Profit	$28.5	$26.9	$78.4	$81.7
Adjusted Op Profit (1)	$31.5	$26.8	$86.2	$84.3
Adjusted Op Profit % (1)	22.6%	19.9%	16.4%	17.1%

(1) Excludes $2.2 million of restructuring charges and $0.8 million of ASCEND charges in the fourth quarter of fiscal 2022 compared to $0.1 million of restructuring benefit in the fourth quarter of fiscal 2021. The twelve months ended August 31, 2022 excludes $5.9 million of restructuring charges, $1.1 million of impairment & divestiture charges, $0.5 million of leadership transition charges, $0.9 million of ASCEND charges and a gain on sale of a facility, net of transaction charges, of $0.6 million compared to $2.1 million of restructuring charges and $0.5 million of net impairment & divestiture charges in the prior year period.

  Fourth quarter fiscal 2022 net sales were $139.7 million, 4% higher than the prior fiscal year’s fourth quarter net sales. Core sales increased 10% year over year. The increase in core sales is attributable to the continued global market recovery from the COVID-19 pandemic, continued volume growth due to strong customer demand, and the impact of pricing actions taken to offset inflationary pressures.
  Adjusted operating profit margin increased year over year to 22.6%, primarily due to increased sales volume and savings from cost management and restructuring initiatives implemented in prior periods, despite increased material and freight costs, as well as operating inefficiencies driven by continued supply chain challenges.

Corporate Expenses and Income Taxes from Continuing Operations

  Corporate expenses were $15.9 million and $6.6 million for the fourth quarter of fiscal 2022 and fiscal 2021, respectively.
  Adjusted corporate expenses(2) of $6.2 million for the fourth quarter of fiscal 2022 were $0.3 million lower than the comparable adjusted prior year period expense of $6.5 million, primarily due to restructuring savings and reduced salaries/wages slightly offset by increased incentive compensation expense.
  The fiscal 2022 fourth quarter adjusted effective income tax rate from continuing operations of approximately 17% was lower than the fourth quarter fiscal 2021 adjusted rate of approximately 36%.

(2) Excludes approximately $0.8 million of restructuring charges and $8.9 million of ASCEND charges in the fourth quarter of fiscal 2022 compared to $0.1 million of leadership transition and board search charges in the fourth quarter of fiscal 2021.

Discontinued Operations

Discontinued operations represent the impacts from certain retained liabilities associated with the divestiture of the former EC&S segment on October 31, 2019.

Balance Sheet and Leverage
(US$ in millions)
	Period Ended
	August 31, 2022	May 31, 2022	August 31, 2021
Cash Balance	$120.7	$123.7	$140.4
Debt Balance	$204.0	$205.0	$175.0
Net Debt to Adjusted EBITDA**	0.9	1.1	0.6

Net debt at August 31, 2022 was approximately $83 million (total debt of $204 million less $121 million of cash), which increased approximately $2 million from May 31, 2022. Net Debt to Adjusted EBITDA from continuing operations was 0.9x at August 31, 2022. The company purchased approximately 2.0 million shares of its common stock in the fourth quarter of fiscal 2022 for a total of approximately $39 million under its share repurchase program announced in March of 2022.

** As of August 31, 2022 calculated in accordance with the terms of the Company’s September 2022 Senior Credit Facility. Prior periods calculated in accordance with the terms of the Company’s March 2019 Senior Credit Facility.

Outlook

Mr. Sternlieb continued, “Our fiscal year 2023 outlook reflects cautious optimism that our momentum will continue while we navigate the uncertain global macroeconomic environment, including significant foreign currency headwinds. Through the execution of our growth strategy and our ASCEND transformation program, we remain confident that Enerpac Tool Group is well positioned to respond to these economic uncertainties and drive shareholder value.

“In that light, assuming no broad-based recessionary conditions and excluding the impact of any foreign currency changes, we have set our full year fiscal 2023 net sales guidance range to $565 to $585 million. In addition, we have set our full year fiscal 2023 adjusted EBITDA guidance range to $113 to $123 million, including an ASCEND EBITDA benefit of $12 to $18 million.”

Mr. Sternlieb concluded, “We look forward to hosting our Investor Day in New York City on November 16th where we will be launching our new strategy, providing further details on ASCEND, and introducing our new management team. I want to thank our global team for their hard work and dedication throughout a challenging fiscal 2022. We have made significant strides in the last twelve months, while maintaining a focus on serving our customers and delivering value for all our stakeholders.”

Conference Call Information

An investor conference call is scheduled for 10:00 am CT on September 29, 2022. Webcast information and conference call materials, including an earnings presentation, are available on the Enerpac Tool Group company website (www.enerpactoolgroup.com).

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Among other risks and uncertainties, Enerpac Tool Group’s results are subject to risks and uncertainties arising from general economic conditions, supply chain risk, material and labor cost increases, the COVID-19 pandemic, including the impact of the pandemic or related government responses on the Company’s business, the businesses of the Company’s customers and vendors, employee mobility and whether site-specific health and safety concerns related to COVID-19 might require operations to be halted for some period of time, volatile oil pricing, variation in demand from customers, the impact of geopolitical activity on the economy, including the invasion of Ukraine by Russia and international sanctions imposed in response thereto, the ability of the Company to achieve its plans or objectives related to its growth strategy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, the impact of restructurings, the ability of the Company to achieve its plans or objectives related to the ASCEND program, including any assumptions underlying its calculation of expected incremental adjusted EBITDA, operating margin risk due to competitive pricing and operating efficiencies, tax law changes, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K for the fiscal year ended August 31, 2021 and its other filings with the Securities and Exchange Commission for further information regarding risk factors. Enerpac Tool Group disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

Non-GAAP Financial Information

This press release contains financial measures that are not measures presented in conformity with GAAP. These non-GAAP measures include EBITDA from continuing operations, adjusted EBITDA from continuing operations, adjusted earnings from continuing operations, adjusted diluted earnings per share from continuing operations, adjusted operating profit from continuing operations, segment adjusted operating profit and adjusted EBITDA, free cash flow and net debt. This press release includes reconciliations of historical non-GAAP measures to the most comparable GAAP measure, including in the tables attached to this press release. Management believes the non-GAAP measures presented in this press release are commonly used financial measures for investors to evaluate Enerpac Tool Group’s operating performance and financial position with respect to the periods presented and, when read in conjunction with the condensed consolidated financial statements, present a useful tool to evaluate ongoing operations and provide investors with metrics they can use to evaluate aspects of the Company’s performance from period to period. In addition, these are some of the financial metrics management uses in internal evaluations of the overall performance of the Company’s business. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

About Enerpac Tool Group

Enerpac Tool Group Corp. is a premier industrial tools and services company serving a broad and diverse set of customers in more than 100 countries. The Company’s businesses are global leaders in high pressure hydraulic tools, controlled force products and solutions for precise positioning of heavy loads that help customers safely and reliably tackle some of the most challenging jobs around the world. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Enerpac Tool Group common stock trades on the NYSE under the symbol EPAC. For further information on Enerpac Tool Group and its businesses, visit the Company's website at www.enerpactoolgroup.com.

(tables follow)

Enerpac Tool Group Corp.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	August 31,	August 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents	$120,699	$140,352
Accounts receivable, net	106,747	103,233
Inventories, net	83,672	75,347
Other current assets	31,884	38,503
Total current assets	343,002	357,435

Property, plant and equipment, net	41,372	48,590
Goodwill	257,949	277,593
Other intangible assets, net	41,507	54,545
Other long-term assets	74,052	82,084

Total assets	$757,882	$820,247

Liabilities and Shareholders' Equity
Current liabilities
Trade accounts payable	$72,524	$61,958
Accrued compensation and benefits	21,970	21,597
Short-term debt	4,000	-
Income taxes payable	4,594	5,674
Other current liabilities	49,358	45,535
Total current liabilities	152,446	134,764

Long-term debt, net	200,000	175,000
Deferred income taxes	7,533	4,397
Pension and postretirement benefit liabilities	11,941	17,783
Other long-term liabilities	66,217	76,105
Total liabilities	438,137	408,049

Shareholders' equity
Capital stock	16,679	16,604
Additional paid-in capital	212,986	202,971
Treasury stock	(742,844)	(667,732)
Retained earnings	967,885	953,339
Accumulated other comprehensive loss	(134,961)	(92,984)
Stock held in trust	(3,209)	(3,067)
Deferred compensation liability	3,209	3,067
Total shareholders' equity	319,745	412,198

Total liabilities and shareholders' equity	$757,882	$820,247

Enerpac Tool Group Corp.
Condensed Consolidated Statements of Earnings
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2022	2021	2022	2021
Net sales	$151,827	$145,427	$571,223	$528,660
Cost of products sold	78,093	79,158	305,835	285,504
Gross profit	73,734	66,269	265,388	243,156

Selling, general and administrative expenses	54,634	45,215	216,874	175,277
Amortization of intangible assets	1,628	1,843	7,306	8,176
Restructuring charges (benefit)	3,049	(37)	8,135	2,392
Impairment & divestiture charges	1,297	5,659	2,413	6,198
Operating profit	13,126	13,589	30,660	51,113

Financing costs, net	1,719	870	4,386	5,266
Other (income) expense, net	(257)	275	748	1,872
Earnings before income tax expense	11,664	12,444	25,526	43,975

Income tax expense	306	5,895	4,801	3,763
Net earnings from continuing operations	11,358	6,549	20,725	40,212
Loss from discontinued operations, net of income taxes	(190)	(1,283)	(3,905)	(2,135)
Net earnings	$11,168	$5,266	$16,820	$38,077

Earnings per share from continuing operations
Basic	$0.20	$0.11	$0.35	$0.67
Diluted	0.20	0.11	0.35	0.67

Loss per share from discontinued operations
Basic	$(0.00)	$(0.02)	$(0.07)	$(0.04)
Diluted	(0.00)	(0.02)	(0.07)	(0.04)

Earnings per share*
Basic	$0.19	$0.09	$0.28	$0.63
Diluted	0.19	0.09	0.28	0.63

Weighted average common shares outstanding
Basic	57,524	60,205	59,538	60,024
Diluted	57,963	60,678	59,909	60,403

*The total of earnings per share from continuing operations and loss per share from discontinued operations may not equal earnings per share due to rounding.

Enerpac Tool Group Corp.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2022	2021	2022	2021
Operating Activities
Cash provided by operating activities - continuing operations	$44,731	29,491	52,246	54,860
Cash used in operating activities - discontinued operations	(191)	(197)	(510)	(677)
Cash provided by operating activities	$44,540	$29,294	$51,736	$54,183

Investing Activities
Capital expenditures	(1,447)	(2,515)	(8,417)	(12,019)
Proceeds from sale of property, plant and equipment	18	8	1,176	22,409
Proceeds from company owned life insurance policies	-	-	-	2,911
Cash (used in) provided by investing activities - continuing operations	(1,429)	(2,507)	(7,241)	13,301
Cash provided by investing activities - discontinued operations	-	-	-	-
Cash (used in) provided by investing activities	$(1,429)	(2,507)	(7,241)	13,301

Financing Activities
Borrowings on revolving credit facility	40,000	-	85,000	10,000
Principal repayments on revolving credit facility	(45,000)	(20,000)	(60,000)	(90,000)
Swingline borrowings/repayments, net	4,000	-	4,000	-
Purchase of treasury shares	(38,817)	-	(75,112)	-
Stock options, taxes paid related to the net share settlement of equity awards & other	(520)	160	(3,681)	128
Payment of cash dividend	-	-	(2,409)	(2,394)
Cash used in financing activities - continuing operations	$(40,337)	(19,840)	(52,202)	(82,266)
Cash provided by financing activities - discontinued operations	-	-	-	750
Cash used in financing activities	$(40,337)	(19,840)	(52,202)	(81,516)

Effect of exchange rate changes on cash	(5,780)	(2,874)	(11,946)	2,214
Net cash (decrease) increase from continuing operations	(2,815)	4,270	(19,143)	(11,891)
Net cash (decrease) increase from discontinued operations	(191)	(197)	(510)	73
Net (decrease) increase from cash and cash equivalents	$(3,006)	4,073	(19,653)	(11,818)
Cash and cash equivalents - beginning of period	123,705	136,279	140,352	152,170
Cash and cash equivalents - end of period	$120,699	$140,352	$120,699	$140,352

Enerpac Tool Group Corp.
Supplemental Unaudited Data
Reconciliation of GAAP Measures to Non-GAAP Measures
(In thousands)
	Fiscal 2021					Fiscal 2022
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
Sales
Industrial Tool & Services Segment	$112,175	$112,739	$133,400	$134,811	$493,125	$121,313	$125,940	$140,395	$139,694	$527,342
Other	7,255	7,915	9,749	10,616	35,535	9,590	10,659	11,499	12,133	43,881
Total	$119,430	$120,654	$143,149	$145,427	$528,660	$130,903	$136,599	$151,894	$151,827	$571,223

% Sales Growth
Industrial Tool & Services Segment	-17%	-9%	44%	31%	8%	8%	12%	5%	4%	7%
Other	-35%	-21%	8%	28%	-8%	32%	35%	18%	14%	23%
Total	-19%	-10%	41%	31%	7%	10%	13%	6%	4%	8%

Operating Profit from Continuing Operations
Industrial Tool & Services Segment	$17,362	$14,880	$25,304	$26,772	$84,318	$19,646	$15,654	$19,421	$31,521	$86,242
Other	(1,662)	(1,834)	14	(968)	(4,450)	(1,257)	334	1,017	1,853	1,947
Corporate / General	(6,282)	(6,289)	(5,808)	(6,535)	(24,915)	(5,486)	(4,309)	(6,705)	(6,179)	(22,679)
Adjusted operating profit	$9,418	$6,757	$19,510	$19,269	$54,953	$12,903	$11,679	$13,733	$27,195	$65,510
Impairment & divestiture charges	(139)	(401)	-	(5,659)	(6,198)	-	(1,116)	-	(1,297)	(2,413)
Restructuring (charges) benefit	(210)	(649)	(1,571)	37	(2,392)	(2,737)	(1,832)	(517)	(3,049)	(8,135)
Gain on sale of facility, net of transaction charges	-	-	5,359	-	5,359	-	-	585	-	585
Leadership transition & board search charges (benefit) (2)	-	-	(551)	(58)	(609)	(3,759)	(1,747)	(2,800)	37	(8,269)
Business review charges	-	-	-	-	-	-	(2,500)	(502)	-	(3,002)
ASCEND transformation program charges	-	-	-	-	-	-	-	(3,856)	(9,760)	(13,616)
Operating profit	$9,069	$5,707	$22,747	$13,589	$51,113	$6,407	$4,484	$6,643	$13,126	$30,660

Adjusted Operating Profit %
Industrial Tool & Services Segment	15.5%	13.2%	19.0%	19.9%	17.1%	16.2%	12.4%	13.8%	22.6%	16.4%
Other	-22.9%	-23.2%	0.1%	-9.1%	-12.5%	-13.1%	3.1%	8.8%	15.3%	4.4%
Adjusted Operating Profit %	7.9%	5.6%	13.6%	13.2%	10.4%	9.9%	8.5%	9.0%	17.9%	11.5%

EBITDA from Continuing Operations (1)
Earnings from continuing operations	$4,822	$3,584	$25,257	$6,549	$40,212	$3,185	$2,121	$4,061	$11,358	$20,725
Financing costs, net	1,716	1,338	1,340	870	5,266	961	755	951	1,719	4,386
Income tax expense (benefit)	2,258	1	(4,390)	5,895	3,763	1,781	1,337	1,377	306	4,801
Depreciation & amortization	5,458	5,507	5,473	5,173	21,611	5,175	4,986	4,822	4,617	19,600
EBITDA	$14,254	$10,430	$27,680	$18,487	$70,852	$11,102	$9,199	$11,211	$18,000	$49,512

Adjusted EBITDA from Continuing Operations (1)
Industrial Tool & Services Segment	$21,002	$18,210	$28,873	$30,421	$98,506	$22,996	$19,260	$22,853	$34,908	$100,017
Other	(740)	(942)	897	(133)	(918)	(263)	1,225	1,912	2,741	5,615
Corporate / General	(5,659)	(5,788)	(5,327)	(6,121)	(22,896)	(5,135)	(4,091)	(6,464)	(5,580)	(21,270)
Adjusted EBITDA	$14,603	$11,480	$24,443	$24,167	$74,692	$17,598	$16,394	$18,301	$32,069	$84,362
Impairment & divestiture charges	(139)	(401)	-	(5,659)	(6,198)	-	(1,116)	-	(1,297)	(2,413)
Restructuring (charges) benefit	(210)	(649)	(1,571)	37	(2,392)	(2,737)	(1,832)	(517)	(3,049)	(8,135)
Gain on sale of facility, net of transaction charges	-	-	5,359	-	5,359	-	-	585	-	585
Leadership transition & board search charges (benefit) (2)	-	-	(551)	(58)	(609)	(3,759)	(1,747)	(2,800)	37	(8,269)
Business review charges	-	-	-	-	-	-	(2,500)	(502)	-	(3,002)
ASCEND transformation program charges	-	-	-	-	-	-	-	(3,856)	(9,760)	(13,616)
EBITDA	$14,254	$10,430	$27,680	$18,487	$70,852	$11,102	$9,199	$11,211	$18,000	$49,512

Adjusted EBITDA %
Industrial Tool & Services Segment	18.7%	16.2%	21.6%	22.6%	20.0%	19.0%	15.3%	16.3%	25.0%	19.0%
Other	-10.2%	-11.9%	9.2%	-1.3%	-2.6%	-2.7%	11.5%	16.6%	22.6%	12.8%
Adjusted EBITDA %	12.2%	9.5%	17.1%	16.6%	14.1%	13.4%	12.0%	12.0%	21.1%	14.8%

Notes:
(1) EBITDA represents net earnings from continuing operations before financing costs, net, income tax (benefit) expense, and depreciation & amortization. EBITDA is not a calculation based upon GAAP. The amounts included in the EBITDA and Adjusted EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Earnings. EBITDA and adjusted EBITDA should not be considered as alternatives to net earnings, operating profit or operating cash flows. The Company has presented EBITDA and adjusted EBITDA because it regularly reviews these performance measures. In addition, EBITDA and adjusted EBITDA are used by many of our investors and lenders, and are presented as a convenience to them. The EBITDA and adjusted EBITDA measures presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.
(2) Caption updated from "Corporate development & board search fees" used during Fiscal 2021 and also updated to consolidate "Executive Transition and board search charges" and "Sr. Leadership transition charges" during the first part of Fiscal 2022 into one row. Costs included have not been altered.

Enerpac Tool Group Corp.
Supplemental Unaudited Data
Reconciliation of GAAP Measures to Non-GAAP Measures (Continued)
(In thousands, except for per share amounts)
	Fiscal 2021					Fiscal 2022
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
Adjusted Earnings (3)
Net Earnings	$4,598	$3,182	$25,031	$5,266	$38,077	$2,788	$1,221	$1,643	$11,168	$16,820
Loss from Discontinued Operations, net of income tax	(224)	(402)	(226)	(1,283)	(2,135)	(397)	(900)	(2,418)	(190)	(3,905)
Earnings from Continuing Operations	$4,822	$3,584	$25,257	$6,549	$40,212	$3,185	$2,121	$4,061	$11,358	$20,725
Impairment & divestiture charges	139	401	-	5,659	6,198	-	1,116	-	1,297	2,413
Restructuring charges (benefit)	210	649	1,571	(37)	2,392	2,737	1,832	517	3,049	8,135
Gain on sale of facility, net of transaction charges	-	-	(5,359)	-	(5,359)	-	-	(585)	-	(585)
Leadership transition & board search charges (benefit)	-	-	551	58	609	3,759	1,747	2,800	(37)	8,269
Business review charges	-	-	-	-	-	-	2,500	502	-	3,002
ASCEND transformation program charges	-	-	-	-	-	-	-	3,856	9,760	13,616
Net tax effect of reconciling items above	(15)	(100)	2,647	(548)	1,984	42	(805)	(1,366)	(4,162)	(6,291)
Other income tax (benefit) expense	-	(632)	(7,523)	-	(8,155)	-	210	-	-	210
Adjusted Earnings from Continuing Operations	$5,156	$3,902	$17,144	$11,681	$37,881	$9,723	$8,721	$9,785	$21,265	$49,494

Adjusted Diluted Earnings per share (3)
Net Earnings	$0.08	$0.05	$0.41	$0.09	$0.63	$0.05	$0.02	$0.03	$0.19	$0.28
Loss from Discontinued Operations, net of income tax	(0.00)	(0.01)	(0.00)	(0.02)	(0.04)	(0.01)	(0.01)	(0.04)	(0.00)	(0.07)
Earnings from Continuing Operations	$0.08	$0.06	$0.42	$0.11	$0.67	$0.05	$0.03	$0.07	$0.20	$0.35
Impairment & divestiture charges, net of tax effect	0.00	0.01	-	0.08	0.09	-	0.01	-	0.02	0.04
Restructuring charges (benefit), net of tax effect	0.00	0.01	0.02	0.00	0.03	0.04	0.03	0.01	0.04	0.11
Gain on sale of facility, net of transaction charges, net of tax effect	-	-	(0.04)	0.00	(0.04)	-	-	(0.01)	-	(0.01)
Leadership transition & board search charges (benefit), net of tax effect	-	-	0.01	0.00	0.01	0.06	0.03	0.04	(0.01)	0.12
Business review charges, net of tax effect	-	-	-	-	-	-	0.04	0.01	(0.01)	0.04
ASCEND transformation program charges, net of tax effect	-	-	-	-	-	-	-	0.05	0.13	0.17
Other income tax (benefit) expense	-	(0.01)	(0.12)	-	(0.14)	-	0.00	-	-	0.00
Adjusted Diluted Earnings per share from Continuing Operations	$0.09	$0.06	$0.28	$0.19	$0.63	$0.16	$0.14	$0.16	$0.37	$0.83

Free Cash Flow (4)
Cash (used in) provided by operating activities	$8,667	$4,579	$11,643	$29,294	$54,183	$(4,726)	$9,403	$2,519	$44,540	$51,736
Capital expenditures	(1,905)	(3,725)	(3,874)	(2,515)	(12,019)	(3,293)	(1,537)	(2,140)	(1,447)	(8,417)
Proceeds from sale of property, plant and equipment	47	548	21,806	8	22,409	133	30	995	18	1,176
Other	(2)	(518)	4,937	182	4,599	-	1	(1)	-	-
Free Cash Flow	$6,807	$884	$34,512	$26,969	$69,172	$(7,886)	$7,897	$1,373	$43,111	$44,495

Notes continued:
(3) Adjusted earnings from continuing operations and adjusted diluted earnings per share represent net earnings and diluted earnings per share per the Condensed Consolidated Statements of Earnings net of charges or credits for items to be highlighted for comparability purposes. These measures are not calculated based upon generally accepted accounting principles (GAAP) and should not be considered as an alternative to net earnings or diluted earnings per share or as an indicator of the Company's operating performance. However, this presentation is important to investors for understanding the operating results of the current portfolio of Enerpac Tool Group companies.
(4) Free cash flow primarily represents the operating cash flow, proceeds from the sale of property, plant and equipment combined with capital expenditures.

For all reconciliations of GAAP measures to Non-GAAP measures, the summation of the individual components may not equal the total due to rounding. With respect to the earnings per share reconciliations the impact of share dilution on the calculation of the net earnings or loss per share and discontinued operations per share may result in the summation of these components not equaling the total earnings per share from continuing operations.

Enerpac Tool Group Corp.
Supplemental Unaudited Data
Reconciliation of GAAP To Non-GAAP Guidance
(In thousands)
	Fiscal 2023
	Low	High
Reconciliation of Continued Operations GAAP Operating Profit
To Adjusted EBITDA
GAAP Operating profit	$64	$83
ASCEND transformation program charges	23	18
Restructuring charges	9	7
Adjusted operating profit	$96	$108
Other (expense) income, net	(1)	(1)
Depreciation & amortization	18	16
Adjusted EBITDA	$113	$123

Reconciliation of GAAP Cash Flow From Operations to Free Cash Flow
Cash provided by operating activities	$60	$80
Capital expenditures	(10)	(15)
Other	-	-
Free Cash Flow Guidance	$50	$65

Notes continued:
(5) Management does not provide guidance on GAAP financial measures as we are unable to predict and estimate with certainty items such as potential impairments, refinancing costs, business divestiture gains/losses, discrete tax adjustments, or other items impacting GAAP financial metrics. As a result, we have included above only those items about which we are aware and are reasonably likely to occur during the guidance period covered.

Contacts

Bobbi Belstner
Senior Director, Investor Relations and Strategy
262.293.1912